EXHIBIT 99.2

To Form 8-K dated July 27, 2016

Seacoast Banking Corporation of Florida
Second Quarter Earnings Conference Call
July 28, 2016
9:00 AM Central Time

SPEAKERS

Dennis S. Hudson, III – Chief Executive Officer

Stephen Fowle – Chief Financial Officer

ANALYSTS

Peter Ruiz – Sandler O’Neill

Michael Young – SunTrust

Bob Ramsey – FBR Capital

PRESENTATION

Operator: Welcome to the Seacoast Second Quarter Earnings conference call. My name is Cynthia and I’ll be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Please note that this conference is being recorded.

I will now turn the call over to Dennis Hudson. Mr. Hudson, you may begin.

Dennis Hudson: Thank you for joining us today for our second quarter 2016 earnings conference call. Our press release issued yesterday after the market closed and updated investor presentation slides with supplementary information are posted on the investor portion of our website at www.seacoastbanking.com. You can find that information under Investor Services at the top of the page and then drop down to Presentations.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Before we begin, I’ll direct your attention, as always, to the statement contained at the end of our press release regarding forward-looking statements that we’ll be making during the call. We’ll be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and our comments today are intended to be covered within the meaning of the Act.

With me in the room today is Steve Fowle, our Chief Financial Officer, who is going to discuss our financial and operating results. Also in the room are Chuck Shaffer, who heads our Community Banking Division; Chuck Cross, who heads our Commercial Banking Division; David Houdeshell, our Chief Risk Officer; and Jeff Lee, Marketing and Analytics. All of us will be available to answer your questions following the conclusion of our prepared remarks.

The second quarter results show that Seacoast’s balanced growth strategy, combining investments in our digital transformation to power stronger organic growth and reduce our costs and the benefits from our recent strategic acquisitions, are all on track and producing results for shareholders.

The second quarter featured year-on-year revenue growth of 26% and 28% growth in adjusted fully diluted earnings per share. Seacoast’s data-driven, multi-channel approach to cross-selling drove strong results, contributing to record-high consumer, small business, and mortgage quarterly loan production, as well as record-breaking debit card volumes.

We’ve been implementing Seacoast’s methodical transformation for the last eight quarters and it is continuing as planned. While we benefit from the internet, our strategy is not to be an internet bank, rather it’s to be a community bank that has been remade for success in the digitally-enabled consumer-centric banking environment we see in the 21st century.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Our performance metrics underscore the value we’re creating for shareholders. Our return on assets improved 9 basis points to 0.84% compared with 0.75% in the last year’s second quarter. Our return on tangible common equity reached 10.6%, a 190 basis point improvement from 8.7% last year, and a 210 basis point improvement over the 8.5% in the first quarter. And we have reduced our efficiency ratio this quarter to 65% compared to 70% during the first quarter. We expect these metrics to continue to improve as the quarters rollout over the balance of this year.

Our cross-sell model is meaningfully deepening our relationships with customers. Consumer loans sold to existing households continues to grow with a Q2 annualized growth rate of 81% in consumer loans over the comparable quarter in 2015, and 175% growth over the same quarter one year earlier in 2014.

New deposit accounts sold to existing households continues to grow as well with a Q2 annualized growth rate of 32% over the second quarter of last year and 75% growth over the 2014 second quarter. Seacoast’s balanced growth strategy combines organic investments and acquired growth from our acquisitions. Q2 organic household growth was right around 1% or around 2.6% annualized.

Our pace slowed this quarter as we saw attrition from some of the branch closures in some of our rural markets. We welcomed our new households from BMO in the second quarter, bringing our household growth inclusive of the acquisition to a little over 8%. The former BankFIRST and Grand Bank franchises continue to show strong household growth at 2.5% for the quarter or around 10% annualized.

Through our acquisitions we have strengthened our presence in Central Florida. We’re now Orlando’s largest Florida-based bank and are a top ten bank in that market, one of the nation’s fastest-growing markets. In fact, Orlando led the U.S. in job creation in 2015. We are also now number one in terms of our market share in the fast-growing Port St. Lucie MSA, which includes the city of Port St. Lucie, which is Florida’s eighth largest city.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

We now have an enviable position in Central Florida, which as you know has a diversified economy and thriving business services, technology, healthcare, and education sectors. At its simplest, Seacoast’s digital transformation is focused on three things: modernizing how we sell with an intense focus on cross-sell; lowering our cost to serve by driving routine transactions to lower cost channels; and driving improvements in how our business operates by using analytics and technology.

I’d like to give shareholders an update on cost reduction and profits improvement to show the progress we’re making. When we completed the acquisition of the BMO branches on June 6th, we added 14 BMO locations to our 6 Floridian locations and 8 existing branches in the Central Florida market. Because we have deep information on customer use patterns, and highly effective lower cost distribution channels, we have great flexibility as we reshape our branch network, and by the end of the third quarter of this year, we anticipate that we’ll have reduced our Orlando branch footprint from 28 to 15 locations.

We’ve continued our momentum in moving routine servicing transactions out of the branch; 32% of checks were deposited via mobile, ATMs and scanners compared to 30% in Q1 and 24% a year ago. Checks deposited via our mobile app are nearing a total of 10% in total checks deposited. This equates to an annualized number of over 820,000 or a little less than 1 million basic check transactions that are currently being driven to our mobile app and our ATMs.

Consumer loans booked outside of the branch grew to 22% during the second quarter compared with 16% last year. Second quarter deposit accounts opened outside of the branch grew to 11% compared with 6% a year ago; 28% of our eligible primary consumer checking accounts are actively engaged with mobile banking, an 18% increase in users in just the last six months alone. And we’re automating a portion of our back office processes with more than 40% of new consumer loan applications now being closed using eSign on the internet and benefitting from our automated underwriting.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

We’re convinced that future success will come from continuing to take the best of community banking, our strong and well-recognized local brand, our reputation for service, and our commitment to our communities and combining it with digital analytics and marketing to deliver banking services through our mobile, online, ATM, and our 24/7 Florida-based call center channels. These are convenient, always-on channels that customers overwhelmingly want and are lower cost than our legacy cash transaction-based brick and mortar network.

Moreover, when customers do want to see us face to face, we want them to be met by well trained and highly motivated branch personnel who again benefit from ready access to data on customers they’re serving.

In that regard, I want to mention that during the quarter we implemented our Living Wage Program, bringing all of our associates up to at least $14 per hour. This affected about a sixth of our associates who earned less than this level. While the financial impact to the company is minimal, the impact on our brand and our commitment to our communities and to our associates is enormous. As a result of this strong, affirmative step, we’ll be better able to attract and retain the well-qualified associates who are committed to building a career in financial services and who can deliver the highly customized service that our business model increasingly requires. It is with some pride, I note, that Seacoast implemented this system on April 15th, actually two months before JP Morgan’s well-publicized similar initiative.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

We’re now midway through the 2016 fiscal year. Our results this quarter show that shareholders are benefitting from the effective implementation of our balanced growth strategy. We have completed four acquisitions in the past three years, and Seacoast is now a major player in the attractive Florida geography. We have demonstrated our ability to convert these banks smoothly and by using digital analytics and digital channels, we’ve retained their customers and have grown the services we sell to them. We believe that our reputation as a seasoned aggregator of banks will benefit us in completing additional, carefully considered acquisitions going forward. At the same time, we’ve nearly doubled deposits in the past few years while adding only relatively few branches.

The final plank of our digital strategy, helping to rationalize our cost structure, is now gearing up and has much further to run. As the results this quarter show, we’re improving our return on tangible common equity and our efficiency ratio while we’re growing a low risk loan book and investing in transforming the bank. We’re on track to achieving our guidance of $1 per adjusted share in diluted EPS this year.

One final note before I pass the baton over to Steve Fowle, we are not increasing our assets by overly emphasizing commercial real estate. Seacoast’s CRE loans, as a percentage of risk-based capital, are a little under 200% and this compares with a median of a little under 300% for our peer banks in this state. Our growth in CRE is deliberate and it’s controlled. Rapid expansion of a bank’s CRE portfolio is a way to grow quickly, but with substantial risk when the cycle changes. We have put into place and are following mechanisms and policies and ensure this will not happen at Seacoast.

With that, I’d like to turn the call over to Steve, who’s going to discuss in a little more detail the results we posted for the quarter and afterwards, as always, we look forward to taking a few questions. Steve?

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Stephen Fowle: Thank you, Denny, and thanks to all of you for taking the time to join us this morning. Second quarter growth reflects the continued execution of our business strategy, the transformation Denny just discussed, and a step toward our 2016 goal of $1 adjusted earnings per share. We reported GAAP earnings of $5.3 million or $0.14 per diluted share compared to $4 million or $0.11 per share in the first quarter this year and $5.8 million or $0.18 per diluted share in the year ago period.

Our second quarter GAAP earnings include a number of non-core items as detailed in our press release, including expenses incurred from the closing and integration of BMO Harris and their Orlando operations and trailing expenses from last quarter’s Floridian acquisition, expenses related to branch closures, including both legacy Seacoast branches and acquired branches, and a charge take in conjunction with the early termination of Federal Home Loan Bank borrowings.

These acquisitions will provide strong returns for Seacoast, including expected IRRs near 20% or better, while the FHLB advanced pre-payment and branch consolidations provide additional economic benefits for our company. As typical for the banking industry, we exclude securities gains from our adjusted earnings.

This quarter we’ve revised our adjusted entries for this quarter and historically in response to the SEC’s recent guidance on non-GAAP presentations. This change led us to eliminate adjustments for ROA expenses and asset disposition costs which were relatively small dollar adjustments. Adjusted net income increased $2 million or 29% from first quarter levels to $8.8 million; adjusted earnings increased $2.7 million or 45% from the year ago period.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Adjusted diluted earnings per share increased to $0.23, up 21% linked quarter and 28% year-over-year. Our operating metrics also reflect a step forward for our business model. Adjusted ROA improved 9 basis points to 84 basis points, and our adjusted efficiency ratio improved 490 basis points to 65.1%. Adjusted return on tangible common equity improved 210 basis points, eclipsing the double digit mark to 10.6%. This is remarkable improvement in a short period of time and shows the impact of our transformational efforts.

We continue to build financial results on strong balance sheet growth. Our team drove record quarterly production in consumer mortgage in small business loans as data-enabled cross-sell complemented our community bank convenience and service model. Our loan portfolio grew $679 million or 35% compared to the prior year and $161 million or 7% not annualized above the first quarter.

Adjusting for acquired loans, we grew $234 million or 12% from the second quarter 2015 and $97 million or 4%, again not annualized, quarter-over-quarter. Pipelines were strong across business lines as we exited the quarter.

Amid this loan growth, we managed our portfolio with improving credit guardrails. Here are just two examples. First, we continue to maintain our commercial real estate portfolio to our internal guidelines, well below regulatory suggested levels, holding steady at near 200% of total capital and well below Florida peers. And second, our ten largest relationships represent only 34% of capital; in these ten relationships aggregation is just $137 million, less than $14 million per relationship on average, evidencing a very granular portfolio.

Before talking about future expectations, let me take you through our income statement. Second quarter performance was the result of continued increases in topline revenue growth reflecting organic household growth and cross-sell augmented by focused acquisition activity. Additionally, while the increase in expenses reflect growth from acquired franchises, we remain heavily focused on expense rationalization of these acquired companies as well as further expense management within our legacy business.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Revenue improved considerably, increasing $9.1 million or 26% over prior year levels and $4.2 million or 11%, not annualized, above the first quarter. We’ve built strong net interest income momentum, as the benefit of recent acquisitions, augmented organic growth, as well as continued success in cross-sell execution, as Denny noted in his remarks.

This quarter, we grew net interest income to $34.8 million and $8.8 million or 34% increase compared to prior year levels and $4.3 million or 14%, not annualized, above the first quarter.

While the yield and cost of most asset and liability classes were relatively stable quarter-over-quarter, our margin percent decreased from first quarter levels. This decrease is due to securities leverage and excess liquidity as we prepared for deposits from the BMO Harris branch acquisition. This leverage helped net interest income dollars, but decreased net interest margin. With that said, our margin has improved year-over-year due to loan portfolio growth, improved securities yields, and funding costs as we effectively managed asset sensitivity and liability pricing.

With regards to provision for loan losses, strong loan growth more than offset continued net recoveries, and steadily improving asset quality metrics this quarter to drive a $662,000 provision for loan losses, up from $199,000 in the first quarter of 2016 and down from $855,000 in the second quarter of 2015. Our allowance for loan losses to non-acquired loans decreased slightly to 1.01% but stayed above 1% of loans.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

We also grew non-interest income as we continued to serve and cross-sell into our growing household base. Overall fee income, excluding securities gains, grew nearly $0.5 million or 6% not annualized quarter-over-quarter to $9.1 million. First quarter results included nearly $500,000 in unanticipated BOLI income so adjusted fee income increased $945,000 or 11% quarter-over-quarter.

Non-interest income increased $0.3 million from year ago levels. The second quarter of 2015 included a $725,000 gain on a participated loan, so adjusting for this loan, fee income increased $1 million or 12%. Significant contributors to fee income growth include transaction-based items like deposit service charges and interchange income, which increased 5% and 17% respectively. Mortgage banking revenue also increased a respectable 32% from prior year, reflecting a record quarter of production despite adding a greater percentage of our mortgage production to our portfolio.

Expenses also increased year-over-year and sequentially, driven by acquisitions and a heightened level of non-core, especially merger-related costs. Non-interest expense increased $10.5 million from the second quarter of 2015 to $34.8 million. Excluding merger-related and other non-core expenses in both periods, adjusted non-interest expense increased $5.1 million from prior year levels. The year-over-year increase in adjusted expense reflect ongoing costs related to three bank acquisitions made over this period as well as investment in growth, including accelerated business lenders, mortgage and wealth businesses and expansion of our outbound call center. The most significant increases came in salary and benefits cost, occupancy and equipment and data processing expense, where you’d expect acquisition activity to impact expenses.

As we indicated in our earnings release, well-adjusted non-interest expense grew 21% compared to prior year levels; revenues, excluding securities gains, grew 26% providing 500 basis points of operating leverage.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Non-interest expense increased $2.5 million on linked quarter basis. Adjusted non-interest expense grew $1.7 million or 6%. Contributing to the higher adjusted non-interest expense during the second quarter of 2016 were salary and benefits costs, occupancy and equipment and data processing expenses attributed to ongoing costs from acquired businesses.

Now, let me turn to expectations for the remainder of the year. In January of this year, we introduced our $1 dollar adjusted earnings per share goal for 2016 based on our expectations of steady loan growth, expense management, acquisitions, and a rising rate scenario as implied by the forward rate curve as we exited last year.

As you know, the external environment has changed, which has weighed on both Seacoast and the banking industry. However, we take our goals seriously, and we are actively managing our company to respond to market conditions. We believe, based on the actions we’ve taken and will take during the second half of the year, our $1 dollar adjusted EPS goal is still achievable.

As I mentioned earlier, we accelerated securities purchases ahead of our initial timing and made essentially all of our purchases by the early part of June, completing this before rates took their last sharp step downward. As a result, we were able to maintain our securities portfolio yield at prior quarter levels. We completed our BMO acquisition in a net borrowed position, as we are also preparing for seasonal public fund inflows anticipated in late third and early fourth quarters.

Going forward, we expect a slowly rising net interest margin as we improve balance sheet mix, built by a combination of low double-digit organic loan growth, acquired loans from BMO, and decreased levels of higher cost wholesale borrowings. As a reminder, we added more than $60 million in loans and well over $300 million in deposits through the BMO Harris acquisition during June, which will be a positive in Q3, the first full quarter following the acquisition.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Fee income should also provide an outsized lift. First, we already have begun to see contribution from BMO customers on transaction-related and treasury business. We also anticipate further benefit from our mortgage business as production continues to show strength, and as we sell a greater percent of our loans. And we anticipate Seacoast’s trademark customer analytics-driven cross-sell will continue to benefit us not only in strong loan growth, but also in fee income improvement. Despite some seasonality working against us, we anticipate fee income growth sequentially similar to what we saw during the second quarter before slowing to a more normal and seasonally positive fourth quarter.

With regards to expenses, I do want to mention that we anticipate additional non-recurring expenses related to our acquisitions mostly as we close branches during the upcoming quarter. My comments on expenses, then will relate to earnings adjusted for such non-core items.

Acquisition activity has added ongoing operating expense. While some of the operating expense will continue in support of acquired businesses, much will be eliminated as we progress through the year and consolidate branches.

The BMO acquisition and a full quarter of Floridian added about $2 million to $2.5 million of expenses over the first quarter levels in the second quarter, and we would expect savings as we continue to consolidate locations. The timing of these acquisitions and the timing of branch consolidations make it hard to verbally explain the expense dynamics. However, the chart on slide 49 of our investor deck posted on our website will give you a feel for the timing of expense increases and eliminations from the two acquisitions.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

You’ll see from the graph on slide 49 that the bulk of the overall expense increase from the two acquisitions is reflected in Q2 expense figures. This is the case as non-branch costs added with Floridian were carried for the full second quarter and that the average branch counts, which I think of as variable costs, for Q2 and Q3 are approximately the same. These variable or branch costs are eliminated by the fourth quarter.

Additionally, our digital capabilities provide opportunity for further automation and streamlining. We continually review opportunities to improve our expense structure and are particularly keen on managing expenses in light of the current environment. So combined with ongoing expense management at Seacoast, our normalized expenses should see only slight increases as we move through Q3 and Q4 so that we will end the year with an efficiency ratio in the low 60s.

Additionally, based on current activity, we are expecting an increase in net recoveries in the upcoming quarter that we expect to lead to a lower provision during the third quarter while still allowing us to maintain our prudent coverage of non-acquired loans.

Finally, this lower-for-longer environment has served as another reminder of the urgency of the transformation that is underway at Seacoast. With our focus on our 2016 goal, and expectations for continued momentum beyond 2016, we also have become even more focused on accelerating our transformation. We look forward to further updates as we progress through this year and continue to focus on growing value for our shareholders.

I’ll now return the call back to Denny.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Dennis Hudson: Thanks, Steve. And, operator, we’d be pleased to take a few questions.

Operator: Thank you. We will now begin the question and answer session. (Operator instructions.) And our first question comes from Stephen Scouten with Sandler O’Neill. You may begin.

Peter Ruiz: Hi, guys. This is actually Peter Ruiz on for Stephen.

Steve Fowle: Hi, Peter.

Dennis Hudson: Hi, Peter.

Peter Ruiz: Just I wanted to get your thoughts on the comments that you made in your prepared remarks and also on the press release where you were talking about the commercial real estate as a percent of total capital. That’s obviously been a theme this earning season, so I was just wondering, have you seen any increased comments from regulators or is there any additional pressure from that or is this just a home-grown concern?

Dennis Hudson: We have no concern about CRE, and if you interpreted our comments to suggest we’re slowing our growth in CRE, that’s not what we’re saying. What we’re saying is that we are executing a plan to grow our loan portfolio that is balanced and we were making that point that our CRE exposure is quite low compared with other companies.

And so we will continue to grow CRE, but we will grow it in a careful manner as we go forward, and we’ll grow it within our guardrails that have pretty significant impacts on the granularity and the diversity of that portfolio. So you’re going to continue to see overall loan growth and we’ll have nice CRE growth. I’m not sure if I captured your question or concern.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Peter Ruiz: Yes, absolutely. That’s great. Thanks for that color. I guess, just switching gears a little bit, this might be for Steve, but obviously the NIM was lower on some of that excess liquidity from the branch acquisitions and preparing for those. So would you assume that given a little bit of deployment of that liquidity maybe in second half, that you could see a stable NIM from here, maybe in 3Q and 4Q?

Steve Fowle: Yes. I think that combined with the nice loan growth we’ve gotten, and the ability to change the makeup of our balance sheet as a result that it should be stable to slightly increasing as we move forward. I’d lean towards slightly increasing from what our modeling is showing us.

Peter Ruiz: Okay. That’s great. That’s it for me.

Steve Fowle: Great.

Dennis Hudson: Thank you, Peter.

Operator: And our next question comes from Michael Young with SunTrust. You may begin.

Michael Young: Hi. Good morning.

Dennis Hudson: Good morning, Michael.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Michael Young: Steve, I appreciate all the color on the branch numbers and deposit rates and everything on slide 49; it’s very helpful. I just wanted to maybe start off with what you’re seeing in terms of deposit retention from the branch acquisition at this point.

Chuck Shaffer: Michael, I’ll take that. It’s Chuck Shaffer. So far, everything has gone right according to plan. Particularly in the Orlando market, in the consolidated Floridian franchise, as well as BMO, we’ve seen very little runoff and it’s gone extremely well. Out in some of the branch locations in the middle of the state that we consolidated, where we have vast distances between branches, we’ve seen a little more runoff but it’s exactly where we expected. So nothing abnormal and it’s actually all performed quite well.

Michael Young: Okay. Great. And I just wanted to also ask, going forward, given how that’s gone and the Floridian deal, should we be expecting additional acquisitions? Are you seeing a decent pipeline in Florida or is it going to be more focused on the Accelerate initiative from here, just what your thoughts are on organic versus inorganic growth?

Dennis Hudson: Yes. Well, we continue to say and continue to execute a very balanced strategy around growth and I’ve said many times that we lead with organic growth. If we can’t be growing this company organically, then we probably shouldn’t be doing this. And we’ve had some very strong organic growth numbers as you heard in terms of loan growth, particularly this quarter, and as you look across the last couple of years, we’ve had very strong organic growth.

We look for acquisitions to supplement that growth where it really makes sense, so really the key attribute for us is focusing on the customers that we’re acquiring and determining whether they fit into our strategy going forward. Thus far, the acquisitions have significantly improved some of our performance metrics as we’ve integrated them into this larger issue of transformation, so they’re very impactful, and we’ll continue to look for opportunities. As we stated earlier, that continues to be a component of our value creation, and when we see opportunities to do that, we certainly want to take advantage of them.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

So while I wouldn’t say we lead with M&A, we do use it to supplement our organic growth and so we’ll continue to see that. I think in the environment out there right now, there are a lot of smaller banks that maybe have questionable value, but we’ll just continue to stay alert to opportunities.

Michael Young: And, I guess, going back to the CRE hot topic in the industry, would you be reticent to acquire a bank? I mean, obviously the banks in Florida are a little more heavily CRE given the market, would you be reticent to acquire one that maybe had higher concentrations there?

Dennis Hudson: That’s a good question and the advantage of M&A, vis-à-vis the whole CRE question is purchase accounting and the ability to really look carefully at those portfolios. The good news is depending on the acquisition candidate, they tend to be far more granular. That’s a good thing for us, and they tend to give you more exposure or more balanced exposure to other markets in some cases. So it would just all depend on the situation.

We are receiving no concerns. In fact, I’ve had great conversations with our regulators about this and because of the way we drive our growth, particularly being careful around CRE, I think we have capacity there for some growth. But you’re right, it could be a limiting factor depending on the situation. That would be one of the many factors we’d consider.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

But suffice it to say, I think that the primary point here and the headline around this conversation would be that we today operate with an extraordinarily low concentration in CRE, which—you could look at it another way—provides us with some opportunity.

Michael Young: Okay. Great. And, Steve, just one last one on the securities book from here, obviously I would expect those balances to come down with loan growth. How should we think about earning asset growth maybe relative to loan growth if that’s an easy way to sort of characterize it?

Steve Fowle: Yes. I think you’re right. We leveraged the balance sheet to the point we thought was appropriate through the end of the year, so the growth in the balance sheet will come from loan originations as we move forward. Is that what you’re asking?

Michael Young: Yes, yes. That’s it. Alright. Thanks. That’s all for me.

Dennis Hudson: Thank you, Michael.

Operator: And our next question comes from Bob Ramsey with FBR. You may begin.

Bob Ramsey: Hi. Good morning. I just wanted to clarify around margin. I think you guys said earlier you expect it to be stable to slightly increasing, and I thought there would be some compression from the BMO branch acquisition and securities around that. Is that already what we see in the second quarter, or is there a little bit of pressure from the full quarter impact of that deal in the third quarter and from there you’re stable, or if you could just clarify a little bit?

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Steve Fowle: Yes. Well, I think a lot of it is behind us, maybe not all of it but a lot of it is behind us, because we did do the bulk of the securities purchases before the middle of the quarter. The compression to margin really had to do with those securities purchases as well as a little bit of excess liquidity right around the acquisition time.

So again, our model is showing that we’ve got upside opportunity as we move forward, which means that the dynamics from the acquisition, like replacing Federal Home Loan Bank borrowings with their lower cost deposits, adding their loans onto our balance sheet, the loan growth that we had at the end of the quarter, and other factors are going to more than outweigh both the additional compression from securities and the overall competitiveness in the rate environment.

Dennis Hudson: Also, the deposit book we acquired there was extraordinary; I think over 56% or 57% are checking accounts. We’re talking a lot of zero cost deposits there, so it was a solid move, we thought.

Bob Ramsey: Okay. Great. That’s helpful. And then, shifting to expenses, with the full quarter impact of BMO, do you end up a little bit above $29 million to $30 million in the third quarter? I’m just trying to get a sense of what the run rate is before you get some of the savings in there.

Dennis Hudson: Let me give a few general comments about the dynamics that are at work here just to kind of clarify, and then maybe Steve could weigh-in. There have been a lot of questions about how we get to the dollar. We published that dollar as a goal in January, and we’ve talked a little bit earlier, Steve gave some good comments about that, but I look at it as being driven by acquisition dynamics and transformation dynamics.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

And starting with the acquisition dynamics, this is how I think about it. In Q2, we had the impact of BMO in terms of the revenue impacts, really for one month as we closed at the tail-end of Q2, and we had virtually none of the cost-outs. We also absorbed in Q2 most of the impact of the Floridian cost-outs and a full quarter or a full load of Floridian revenue.

As we flip ahead to Q3, we begin to absorb all of the Floridian cost-outs, a full quarter impact of those cost-outs and just some of the BMO cost-outs combined with all of the BMO revenue impact for the quarter. And then, finally, as we get into Q4, we pick up the full revenue and the full cost-out impact of both BMO and Floridian with actually little to no cost add-backs in the rest of the enterprise.

And then when I look at transformation dynamics, we’re speeding up our transformation dynamics in response to the rate challenge, and those dynamics are driving operating leverage, greater revenue momentum and greater efficiency as we scale up some of the automation that we put in place over the last couple of years to create much greater operating margins. And that continues as we look out and lay that onto our forecast in Q3 and in Q4.

So while we could look at the environmental changes as a real challenge and a headwind, I view it more as a catalyst for us to move much faster as we go forward.

I’d also just encourage people on the phone, we’ve developed a lot of proprietary tools to drive our business model and invite all of you to come down and spend some time with us here in our facility so that we can show you some of the things we’re doing to drive revenue momentum and create this efficiency as we leverage up and drive operating margin.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Steve, do you have anything to add?

Steve Fowle: Yes, I’ll just tag onto that. So, again, we maintain focus on expense management in our legacy organization. As an example from Q1 to Q2, our adjusted expenses increased by $1.7 million and that came despite operating expenses from BMO and Floridian that added, we think about $2 million to $2.5 million, so our legacy cost actually came down quarter-to-quarter.

Now with our strong organic growth, we can’t expect that every quarter, but I think that’s just an example of the focus that we do have, and the opportunity that we do have on a continuing basis, for expense management.

Bob Ramsey: Okay. Great. Thank you. And then, one other question, shifting gears, I wonder if you could comment on the relationship with CapGen? They obviously publicly expressed some frustration about tangible book value growth and GAAP profitability. I’m just curious if they’ve expressed specific targets for those or other measures and sort of any thoughts there.

Dennis Hudson: Well, it’s kind of silly to talk about GAAP as a driver for investors in a period where we did four acquisitions. It’s hard to make sense of that, so we’ll continue to focus on adjusted, as I think it’s very helpful to investors to understand the underlying core results of the company. And we’re quite pleased with the results we’ve produced and the growth that we’ve produced.

We’re on target. We’ve had some of the highest growth or the most significant growth we’ve seen, and we think the opportunities in this market are tremendous for us to continue those trends. So when you stand back and look at it and look forward to where we’re headed, we’re actually quite pleased. And as we look into 2017, we’ll continue to feel the full year impact of all of those acquisition dynamics that were evident in 2016 and the deeper effects of the transformation dynamics that we talked about earlier in the call as we speed our processes up.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

So these dynamics, I think, will continue to drive value as we look forward. I think investors, including CapGen, should be pleased with the results that we’re producing and that we see us beginning to deliver even out into ’17. There is growing evidence out there that speed to transformation is an important key to becoming a growth company.

Bob Ramsey: Okay. And the differences between GAAP and non-GAAP will shrink in the third quarter and should be pretty negligible fourth quarter and beyond. Is that right?

Dennis Hudson: Yes. I think that’s an accurate portrayal.

Bob Ramsey: Okay. Great. Thank you.

Dennis Hudson: Thank you.

Operator: (Operator instructions.) And we are standing by for further questions.

Dennis Hudson: Well, thank you very much for attending today. We really look forward to meeting with you again in the next quarter to talk about our Q3 results. Again, as I said earlier, we invite all of you to come down and visit us and take a look at some of the things that we’re developing and implementing in terms of changes in business model to help us as we drive even better organic growth and operating leverage over the next couple of quarters. Thank you.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated July 27, 2016

Operator: Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.